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                                                                   EXHIBIT 15.2





                                   November 3, 1998



Board of Trustees and Shareholders
     of ProLogis Trust:


We are aware that ProLogis Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-31421, 333-39797,
333-38515, 333-52867 and 333-26597 its Form 10-Q for the quarter ended September 30, 1998, which includes our report dated November 3, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                   Very truly yours,

                                   ARTHUR ANDERSEN LLP